EXHIBIT 99.1

Edible Garden Reports Preliminary First Quarter Year-Over-Year Increase in Produce

Revenues of 40%; Cut Herb Revenue Increased More Than 200% for the Same Period

BELVIDERE, New Jersey – April 17, 2024, — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce and products, today announced a preliminary first-quarter year-over-year increase in produce revenues of 40% and an increase in cut herb revenue of more than 200% compared to the same period last year. This growth resulted from the Company’s investments in equipment and infrastructure, as well as expanded retail distribution leading to a 12-fold increase in herb production.

Mr. Jim Kras, Chief Executive Officer of Edible Garden, commented, "Following a strong year for cut herb sales in 2023, the Company is experiencing sustained strong demand for cut herbs in 2024 and our distribution network now includes many of the foremost retailers in the nation. These retailers rely on us for our high-quality, locally sourced, organic, and sustainably produced products. To support our growth, in 2023, we placed a major emphasis on becoming a vertically integrated herb supplier, which included investments in equipment such as coolers to support increased production in both our Belvidere, New Jersey and Grand Rapids, Michigan facilities. As we increase our production volume and leverage our fixed costs, we expect to benefit from improved margins and economies of scale.”

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), locally grown, organic and sustainable produce and products backed by Zero-Waste Inspired® next generation farming. Offered at over 5,000 stores in the US, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and self-watering in-store displays. The Company currently operates its own state-of-the-art greenhouses and processing facilities in Belvidere, New Jersey and Grand Rapids, Michigan, and has a network of contract growers, all strategically located near major markets in the U.S. Its proprietary GreenThumb 2.0 patented (US Nos.: US 11,158,006 B1 and US 11,410,249 B2) software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution-generating food miles. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands. In addition, the Company offers a line of sustainable food flavoring products such as Pulp gourmet sauces and chili-based products. For more information on Edible Garden go to https://ediblegardenag.com/.

Preliminary, Unaudited Financial Disclosures

The data presented above is preliminary and unaudited, based upon our estimates, and subject to further internal review by management and compilation of actual results. The data presented above does not reflect the impact from floral or vitamins and supplements revenue during the quarter and may not be reflective of year-over-year trends in consolidated revenue during the first quarter. Our closing procedures for the quarter ended March 31, 2024, are not yet complete. Our management's estimates are based upon preliminary information currently available from our business and do not include any promotional deductions. While we expect that our results will be consistent with these preliminary and unaudited estimates, our actual results may differ materially from these preliminary estimates.

This preliminary financial information is not a comprehensive statement of our financial results for this period. For example, cut herbs constitute only one component of our overall revenue, which also includes sales from potted herbs, produce and floral products and vitamins and supplements. Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments, and other developments that may arise between now and the time the closing procedures for the quarter are completed.

The preliminary results presented above have been prepared by and are the responsibility of our management. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the results presented above. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to these preliminary results.

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s overall profitability, ability to expand its distribution network and distribution relationships, and performance as a public company. The words “estimate,” “expect,” “future,” “may,” “seek,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to achieve its growth objectives, and other factors set forth in the Company’s filings with the Securities and Exchange Act Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2023. Actual results might differ materially from those explicit or implicit in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

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